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                                  NEWS RELEASE

Press Contact:    Bob McMullan
                  Chief Financial Officer
                  GlobeSpan, Inc.
                  + 1-732-345-7558


                 GlobeSpan Announces Results for Second Quarter
            Net Revenues $75.9 Million, Sequential Growth 144 Percent

     Red Bank, New Jersey - July 31, 2000 -- GlobeSpan, Inc. (NASDAQ:GSPN), a leading provider of integrated circuit, software, and system designs for digital subscriber line (DSL) applications, today announced its results for the second quarter and six months ended June 30, 2000.

     GlobeSpan reported net revenues of $75,901,000, an increase of 704.5% over net revenues of $9,434,000 for the second quarter of 1999, and an increase of 144.4% from the net revenues of $31,060,000 for the first quarter of 2000. Fully taxed, pro forma net income was $7,886,000 or pro forma diluted earnings per common share of $0.11, compared to a pro forma net loss of $2,364,000 or a pro forma basic loss per share of $0.06 in the 1999 period.

     Including acquisition related expenses, which include non-cash compensation, amortization of intangible assets, non-cash interest expense for the beneficial conversion feature for a convertible note issued as merger consideration (which is measured by the price of our common stock on the announcement of an acquisition and the conversion price) and in process research and development, the reported net loss for the second quarter ended June 30, 2000 was $88,700,000 or $1.42 basic loss per share. The reported net loss attributable to common stockholders for the second quarter ended June 30, 1999 was $5,830,000 or $0.15 basic loss per share including a preferred stock deemed dividend of $3,466,000.

     For the six months ended June 30, 2000, net revenues totaled $106,961,000, an increase of 491.8% over net revenues of $18,075,000 for the six months ended
June 30, 1999. Including acquisition related expenses, which include non-cash compensation, amortization of intangible assets, non-cash interest expense for the beneficial conversion feature for a convertible note issued as merger consideration and in process research and development, the reported net loss for the six months ended June 30, 2000 was $111,599,000 or $1.84 basic loss per share. The reported net loss attributable to common stockholders for the six months ended June 30, 1999 was $9,699,000 or $0.25 basic loss per share including a preferred stock deemed dividend of $3,466,000.

Results of Operations for the three months ended June 30, 2000 and 1999

     Net Revenues. Our net revenues were $75.9 million and $9.4 million in the three months ended June 30, 2000 and 1999, respectively. This amounts to an increase of 704.5%. This increase in net revenues was primarily due to the increase in unit volume shipments to existing customers, expansion of our customer base, introduction of new products and, to a lesser extent, net revenues from acquired businesses.

     Cost of Sales and Gross Profit. Our gross profit was $46.5 million and $6.2 million in the three months ended June 30, 2000 and 1999, respectively. This amount represents an increase of 650.0%. Our gross margin was 61.3% and 65.7% in the three months ended June 30, 2000 and 1999, respectively. The decrease in gross margin was related to lower average selling prices due to increased unit volume shipped. The increase in gross profit dollars was the result of higher net revenues. We expect gross margins may decrease in the future due to a number of factors, including pressures on average selling prices, product mix and customer mix.

     Research and Development. Our research and development expenses were $23.2 million and $5.5 million in the three months June 30, 2000 and 1999, respectively. This amount represents an increase of 321.8%. Research and development expenses represented 30.6% and 58.2% of net revenues for the three months ended June 30, 2000 and 1999, respectively. The increase in dollars is the result of the inclusion of an acquisition completed during the three months ended June 30, 2000 and from an increase in development efforts in advance of anticipated revenues from such efforts. In addition, we added new personnel and related support from acquisitions and new hiring and incurred higher amounts of non-recurring engineering expenses and one-time licensing fees related to new products. The decrease in research and development expense as a percentage of net revenues was due to higher net revenues. Our research and development expense may increase due to planned additional increases in personnel and related support expenses, prototyping costs and depreciation resulting from increased capital investment.

     Selling, General and Administrative. Our selling, general and administrative expense was $11.1 and $3.0 million for the three months ended
June 30, 2000 and 1999, respectively. This amount represents an increase of 277.4%. Selling, general and administrative expense represented 14.7% and 31.3% of net revenues for the three months ended June 30, 2000 and 1999, respectively.
The increase in dollars resulted from the increase in sales, marketing and administrative personnel and related expenses including expenses from our acquisition, increased commissions and administrative costs. This decrease in the percentage of selling, general and administrative expense as a percentage of net revenues was due to higher net revenues. Our selling, general and administrative expense may increase due to increases in personnel, higher commissions and administrative costs.

     Amortization of Intangible Assets. During the three months ended June 30,
2000, we completed the acquisitions of T.sqware, Inc. on April 27, 2000 and iCompression, Inc. on June 30, 2000. The increase in dollar amount and percentage of amortization expense is the result of our amortizing the intangible assets acquired.

     Non-cash Compensation. During the three months ended June 30, 2000, we granted certain employees stock options at less than fair market value. The deferred stock recorded is being amortized over the respective vesting period of four years. The increase in the dollar amount and percentage of non-cash compensation is the result of our amortizing the deferred compensation.

     In Process Research and Development. During the three months ended June 30,
2000, our acquisitions, T.sqware and iCompression, each had development projects not yet complete. The increase in dollars and percentage of IPR&D is the result of our expensing the IPR&D acquired.

     Interest Income (Expense), Net. Interest expense for the three months ended
June 30, 2000 was $1.2 million, offset by interest income of $1.0 million for a net interest expense of $0.2 million. The increase in interest expense was the result of higher borrowings and interest on our convertible note. The increase in interest income was the result of investment of excess cash balances.
Interest expense for the three months ended June 30, 1999 was $0.1 million and was the result of interest on borrowings.

     Interest Expense Non-cash. We are amortizing the beneficial conversion feature of approximately $48.0 million, over our call period through August
2000. The increase in the dollar amount and percentage of interest expense non-cash is the result of our amortization.

Results of Operations for the six months ended June 30, 2000 and 1999

     Net Revenues. Our net revenues were $107.0 million and $18.1 million in the six months ended June 30, 2000 and 1999, respectively. This amounts to an increase of 491.8%. This increase in net revenues was primarily due to the increase in unit volume shipments to existing customers, expansion of our customer base, introduction of new products and, to a lesser extent, net revenues from acquired businesses.

     Cost of Sales and Gross Profit. Our gross profit was $66.1 million and $10.9 million in the six months ended June 30, 2000 and 1999, respectively. This amount represents an increase of 511.2%. Our gross margin was 61.8% and 59.9% in the six months ended June 30, 2000 and 1999, respectively. The increase in gross margin was due to a one-time termination charge related to the termination of a royalty agreement with Paradyne Corporation in the six months ended June 30, 1999. Without this termination charge, our gross margins would have decreased from 66.0% to 61.8%. The decrease in gross margin was related to lower average selling prices due to increased unit volume shipped. The increase in gross profit dollars was the result of higher net revenues. We expect gross margins may decrease in the future due to a number of factors, including pressures on average selling prices, product mix and customer mix.

     Research and Development. Our research and development expenses were $34.1 million and $10.9 million in the six months June 30, 2000 and 1999, respectively. This amount represents an increase of 213.5%. Research and development expense represented 31.9% and 60.2% of net revenues for the six months ended June 30, 2000 and 1999, respectively. The increase in dollars is the result of the inclusion of acquisitions completed during the six months ended June 30, 2000 and from an increase in development efforts in advance of anticipated revenues from such efforts. In addition, we added new personnel and related support from acquisitions and new hiring and incurred higher amounts of non-recurring engineering expenses and one-time licensing fees related to new products. The decrease in research and development expense as a percentage of net revenues was due to higher net revenues. Our research and development expense may increase due to planned additional increases in personnel and related support expenses, prototyping costs and depreciation resulting from increased capital investment.

     Selling, General and Administrative. Our selling, general and administrative expense was $17.4 and $5.9 million for the six months ended June
30, 2000 and 1999, respectively. This amount represents an increase of 195.6%.
Selling, general and administrative expense represented 16.2% and 32.5% of net revenues for the six months ended June 30, 2000 and 1999, respectively. The increase in dollars resulted from the increase in sales, marketing and administrative personnel and related expenses including expenses from our acquisitions, increased commissions and administrative costs. The decrease in the percentage of selling, general and administrative expense as a percentage of net revenues was due to higher net revenues. Our selling, general and administrative expense may increase due to increases in personnel, higher commissions and administrative costs.

     Amortization of Intangible Assets. During the six months ended June 30,
2000, we completed four acquisitions Ficon Technologies, Inc. on January 31,
2000, asset purchase of the microelectronics group of PairGain Technologies on February 24, 2000, T.sqware, Inc. and iCompression, Inc. The increase in dollar amount and percentage of amortization expense is the result of our amortizing the intangible assets acquired.

     Non-cash Compensation. During the six months ended June 30, 2000, we exchanged our common stock with employee principals of an acquisition which was considered compensation and we granted certain employees stock options at less than fair market value. The deferred stock recorded is being amortized over the respective vesting periods of three and four years. The increase in the dollar amount and percentage in non-cash compensation is the result of our amortizing the deferred compensation.

     In Process Research and Development. During the six months ended June 30,
2000, our acquisitions, Ficon Technologies, Inc., T.sqware, Inc. and iCompression, Inc., each had development projects not yet complete. The increase in dollars and percentage of IPR&D is the result of our expensing the IPR&D acquired.

     Interest Income (Expense), Net. Interest expense for the six months ended
June 30, 2000 was $1.7 million offset by interest income of $1.6 million for a net interest expense of $0.1 million. The increase in interest expense was the result of higher borrowings and interest on our convertible note. The increase in interest income was the result of investment of excess cash balances.
Interest expense for the six months ended June 30, 1999 was $0.3 million and was the result of interest on borrowings.

     Interest Expense Non-cash. We are amortizing the beneficial conversion feature of approximately $48.0 million, over our call period through August
2000. The increase in the dollar amount and percentage of interest expense, non-cash is the result of our amortization.

About GlobeSpan

     GlobeSpan, Inc. is based at 100 Schulz Drive, Red Bank, New Jersey 07701 and can be reached by phone at + 1-732-345-7500 or at www.globespan.net.
                                                      -----------------

     This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by this section. These forward-looking statements concern, among other things, the future market for DSL chipsets. The matters discussed in this news release involve risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, particularly in the Risk Factors section relating to the rapid changes in the DSL market, competition and limited protection of the company's intellectual property set forth in the company's most recent Annual Report on Form 10-K. The Company assumes no obligation to update the forward-looking information contained in this press release.

                                 TABLES ATTACHED

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                                   Page 1 of 3

GLOBESPAN, INC
Statements of Operations - Unaudited Pro Forma
(in thousands, except per share data)
                                                                Pro Forma                         Pro Forma
                                                                For three months                  For six months and
                                                                Ended June 30,                    Ended June 30,
                                                            -----------------------------     -----------------------------
                                                                  2000           1999               2000           1999
                                                            -----------------------------     -----------------------------

Net revenues                                                $   75,901      $   9,434         $  106,961      $  18,075
                                                            -----------------------------     -----------------------------
   Cost of sales                                                29,353          3,236             40,833          6,137
                                                            -----------------------------     -----------------------------
Gross profit                                                    46,548          6,198             66,128         11,938
                                                            -----------------------------     -----------------------------
Operating expenses
   Research and development                                     23,212          5,494             34,092         10,874
   Selling, general and administrative                          11,134          2,950             17,375          5,878
                                                            -----------------------------     -----------------------------
Total operating expenses                                        34,346          8,444            51,467          16,752
                                                            -----------------------------     -----------------------------
Income (loss) from operations                                   12,202         (2,246)           14,661          (4,814)
   Foreign exchange gain                                             4             --                 4              --
   Interest income (expense), net                                  938           (118)            1,482            (300)
                                                            -----------------------------     -----------------------------
Income (loss) before income taxes                               13,144         (2,364)           16,147          (5,114)
   Income tax provision                                          5,258             --             6,459              --
                                                            -----------------------------     -----------------------------
Net income (loss)                                           $    7,886       $ (2,364)        $   9,688       $  (5,114)
                                                            =============================     =============================
Basic earnings (loss) per share - Pro Forma                 $     0.13       $  (0.06)        $    0.16       $   (0.13)
                                                            =============================     =============================
Diluted earnings per share - Pro Forma                      $     0.11       $     --         $    0.14       $      --
                                                            =============================     =============================
Weighted average shares of common stock outstanding
   used in computing basic earnings per share - Pro Forma       62,634         40,221            60,514          38,150
                                                            =============================     =============================
Weighted average shares of common stock outstanding
   used in computing diluted earnings per share - Pro Forma     72,105             --            69,554              --
                                                            =============================     =============================

Note: Unaudited pro forma excluding acquisition related expenses of amortization of intangibles, non-cash compensation, IPR&D and non-cash interest expense.

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                                  Page 2 of 3
GLOBESPAN, INC.
Statements of Operations - Unaudited
(in thousands, except per share data)
                                                                For three months                  For six months
                                                                Ended June 30,                    Ended June 30,
                                                            -----------------------------     -----------------------------
                                                                  2000           1999               2000           1999
                                                             -----------------------------     -----------------------------
Net revenues                                                $   75,901      $   9,434         $  106,961      $  18,075
                                                            -----------------------------     -----------------------------
   Cost of sales                                                29,353          3,236             40,833          6,137
   Cost of sales related to termination charge                      --             --                 --          1,119
                                                            -----------------------------     -----------------------------
Gross profit                                                    46,548          6,198             66,128         10,819
Operating expenses
   Research and development (exclusive of non-cash
   compensation of $3,560 and $5,440, for the three
   and six months ended June 30, 2000, respectively)            23,212          5,494             34,092         10,874
   Selling, general and administrative (exclusive of non-cash compensation of $2,972 and $4,541, for the three
   and six months ended June 30, 2000, respectively)            11,134          2,950             17,375          5,878
   Amortization of intangible assets                            27,009             --             38,319             --
   Non-cash compensation expense                                 6,532             --              9,981             --
   In process research and development                          43,511             --             44,854             --
                                                            -----------------------------     -----------------------------
Total operating expenses                                       111,398          8,444            144,621         16,752
                                                            -----------------------------     -----------------------------
(Loss) from operations                                         (64,850)        (2,246)           (78,493)        (5,933)
   Foreign exchange gain                                             4             --                  4             --
   Interest income (expense), net                                 (184)          (118)               (75)          (300)
   Interest (expense), non-cash                                (23,670)            --            (33,035)            --
                                                            -----------------------------     -----------------------------
Net (loss)                                                     (88,700)        (2,364)          (111,599)        (6,233)
                                                            =============================     =============================
Preferred stock deemed dividend and accretion                       --         (3,466)                --         (3,466)
                                                            -----------------------------     -----------------------------
Net loss attributable to common stockholders                $  (88,700)     $  (5,830)        $ (111,599)     $  (9,699)
                                                            =============================     =============================
Basic and fully diluted (loss) attributable to common
   stockholders per share                                   $    (1.42)     $   (0.15)        $    (1.84)     $   (0.25)
                                                            =============================     =============================
Weighted average shares of common stock outstanding
   used in computing basic and fully diluted
   (loss) per common share                                      62,634         40,221             60,515          38,151
                                                            =============================     =============================

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                                  Page 3 of 3



                                                                June 30, 2000                 December 31, 1999
                                                                -------------                 -----------------
   Balance sheet data:                                           (unaudited)

   Cash and cash equivalents and
      short-term investments                                    $      73,297                     $     36,668
   Accounts receivable, net                                            28,621                            9,306
   Inventories                                                         19,824                           10,656
   Intangible assets, net                                             667,688                               --
   Total assets                                                       813,940                           70,991
   Convertible note, long-term borrowings
       and long-term capital lease obligations                         79,951                              443
   Stockholders' equity                                               671,668                           55,433


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